Exhibit 99.1

News Release Republic First Bancorp, Inc.
October 29, 2020

REPUBLIC FIRST BANCORP, INC. REPORTS THIRD QUARTER FINANCIAL RESULTS

MOMENTUM CONTINUES FOR AMERICA’S #1 BANK FOR SERVICE

Philadelphia, PA, October 29, 2020 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended September 30, 2020.

Q3-2020 Financial Highlights

Republic Bank was named as America’s # 1 Bank for Service in a recent national Forbes survey.

Total deposits increased by $1.2 billion, or 43%, to $3.9 billion as of September 30, 2020 compared to $2.7 billion as of September 30, 2019. Excluding the impact of the PPP loan program deposits grew $1.0 billion, or 38%, year over year.

Total loans grew $1.1 billion, or 68%, to $2.6 billion as of September 30, 2020 compared to $1.6 billion at September 30, 2019. Excluding the impact of the PPP loan program loans grew $393 million, or 25%, year over year.

Earnings were impacted by a goodwill impairment charge of $5.0 million resulting in a net loss of $1.0 million, or $(0.02) per share, during the third quarter of 2020. This impairment charge is a non-cash accounting transaction which had no impact on liquidity and minimally increased regulatory capital ratios as of September 30, 2020. This is a complete write-off of all goodwill on the balance sheet.

The non-recurring goodwill impairment charge overshadows the improvement in operating results despite the effect that the COVID-19 pandemic has had on the economy. Excluding the goodwill impairment, earnings for the nine month period ended September 30, 2020 were $4.7 million, or $0.08 per share, compared to a net loss of $1.0 million, or $(0.02) per share, during the nine month period ended September 30, 2019.

The improvement in operating results was driven by the Company’s focus on cost control initiatives while driving revenue growth. During the third quarter of 2020 total revenue increased 27% and non-interest expense, excluding goodwill impairment, increased 3% compared to the third quarter of 2019. During the nine month period ended September 20, 2020 total revenue increased 19% and non-interest expense, excluding goodwill impairment, increased by 7% compared to the nine month period ended September 30, 2019.

Asset quality continues to improve as the ratio of non-performing assets to total assets declined to 0.27% as of September 30, 2020. Only 2% of our loan customers were deferring loan payments at the end of the third quarter. These deferrals relate to approximately 6% of outstanding loan balances excluding PPP loans.

We originated $684 million in loans under the Paycheck Protection Program (PPP) providing crucial funding for small businesses throughout our footprint. Origination fees were earned through this program which will be recognized as interest income over the life of the loans. Approximately $16 million in origination fees will be recognized in the future as the PPP loans are repaid or forgiven. During the third quarter we began processing forgiveness applications for our customers which will be submitted to the SBA for approval.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“America’s #1 Bank for Service continues to deliver exceptional growth results even in a challenging economic environment caused by the effects of the COVID-19 pandemic.”

	09/30/20*	09/30/19	Increase	%
Assets	$ 4.2B	$ 3.1B	+ $ 1.1B	36%
Loans	$ 2.0B	$ 1.6B	+ $ 0.4B	25%
Deposits	$ 3.8B	$ 2.7B	+ $ 1.0B	38%

“These organic growth results demonstrate the success we are capable of achieving through our unwavering commitment to extraordinary customer service and convenience. The goal of our model is to create FANS NOT CUSTOMERS, who join our brand, remain loyal and refer family and friends. We are clearly achieving this goal across all delivery channels.”

“During the third quarter we were also pleased to announce the successful completion of the sale of $50 million of convertible preferred stock. This offering provides the capital resources necessary to support our continued growth and expansion strategy.”

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

“Our ongoing focus on cost control measures continues to drive positive operating leverage. Total revenue increased by 27% while non-interest expense increased by just 3% excluding goodwill impairment during the third quarter of 2020 compared to the third quarter of 2019. We recorded a goodwill impairment charge during the third quarter primarily as a result of a prolonged decline in our stock price which unfortunately obscures the improvement in core earnings. We have consistently stated that it is our goal to deliver best in class service across all delivery channels…..in-store, by phone, online and mobile options....as we strive to create new FANS each and every day. We are focused on meeting that goal in the most efficient manner possible.”

*Balances as of 9/30/20 exclude the temporary impact of the PPP loan program

Financial Results

A summary of the income statement, excluding the charge for goodwill impairment, for the period ended September 30, 2020 can be found in the following table:

($ in millions)	Three Months Ended			Nine Months Ended
	09/30/20	09/30/19	Change	09/30/20	09/30/19	Change
Total Revenue	$33.0	$25.9	27%	$91.1	$76.4	19%
Non-Interest Expense*	28.6	27.8	3%	82.6	77.0	7%
Net Income (Loss)*	2.8	(1.8)	252%	4.7	(1.0)	562%
Net Income (Loss) per share*	$0.04	$(0.03)	233%	$0.08	$(0.02)	500%
Net Interest Margin	2.35%	2.82%		2.53%	2.92%
Net Interest Margin (excl PPP impact)	2.41%			2.62%

*Note: See disclosure related to non-GAAP financial measures at the end of this release.

Loss Mitigation and Loan Portfolio Analysis

Management has continued to analyze and assess the key performance indicators related to the loan portfolio. Our commercial lending team has initiated contact with many of our loan customers to discuss the impact that the pandemic has had on their businesses to date and the expected ramifications that may be felt in the future. We have granted payment deferrals for customers that made a request and had an immediate need for assistance.

Management believes exposure in the loan portfolio to the high risk industries most impacted by the current economic conditions is limited. Loans to customers in the accommodations and food services industry (i.e. hotels and restaurants) amount to 7% of the total loans outstanding as of September 30, 2020.

We believe the combination of ongoing communication with our customers, loan payment deferrals, increased focus on risk management practices, and access to government programs such as the PPP Loan Program should help mitigate potential future period losses.

The following table summarizes the number of loan customers that have been granted payment deferrals along with the related loan outstanding balances through the periods ended September 30, 2020 and June 30, 2020:

	09/30/20		06/30/20
($ in millions)	Deferred Balances	% of Total Loans*	Deferred Balances	% of Total Loans*

Deferral of Principal Only	$65	3%	$176	9%
Deferral of Principal and Interest	50	3%	268	14%

Total Deferral Balances	$115	6%	$444	24%

# of Loan Accounts on Deferral	95	2%	491	9%

*Note: PPP loans excluded from total loans when calculating % of total loan balances.

Loan balances with deferred payments have declined to $115 million, or 6% of total loans, as of September 30, 2020 compared to $444 million, or 24% of total loans as of June 30, 2020. The most significant decrease occurred in the deferral of principal and interest payments. Those deferrals declined to $50 million as of September 30, 2020 compared to $268 million as of June 30, 2020.

Financial Summary for the Period Ended September 30, 2020

The changes in the balance sheet as of September 30, 2020 were significantly impacted by the effect of the PPP loan program. A portion of the increase in cash balances, outstanding loans, demand deposits and short-term borrowings will be short-term in nature and will change as the borrowers that received PPP loans submit applications for forgiveness to the SBA in the coming months. A summary of the balance sheet presented with and without the impact of the PPP loan program for the period ended September 30, 2020 can be found in the following table:

		Excluding
		PPP		YOY Growth		YOY Growth
	Actual	Program	Actual	(Including PPP)		(Excluding PPP)
($ in millions)	09/30/20	09/30/20	09/30/19	($)	(%)	($)	(%)
Assets	$4,959	$4,188	$3,086	$1,873	61%	$1,102	36%
Loans	2,629	1,962	1,569	1,060	68%	393	25%
Deposits	3,905	3,780	2,740	1,165	43%	1,040	38%
Short-Term Borrowings	646	-	-	646	100%	-	-%

Additional Financial Highlights

A $50 million capital raise was completed during the third quarter through a registered direct offering of the Company’s convertible preferred stock.

Total assets increased by $1.9 billion, or 61%, to $5.0 billion as of September 30, 2020 compared to $3.1 billion as of September 30, 2019. Excluding the impact of the PPP loan program total assets increased by $1.1 billion, or 36%, year over year.

We have thirty-one convenient store locations open today. During the third quarter of 2020 we opened a new store in Bensalem, PA. There are also multiple sites in various stages of development for future store locations.

Excluding the impact of goodwill impairment, profitability improved quarter to quarter as we recognized net income of $2.8 million, or $0.04 per share, for the three months ended September 30, 2020 compared to net income of $2.5 million, or $0.04 per share for the three months ended June 30, 2020. We reported a net loss of $1.8 million, or $(0.03) per share, for the three months ended September 30, 2019.

Excluding the impact of goodwill impairment, profitability also improved year over year. Net income for the nine month period ended September 30, 2020 was $4.7 million, or $0.08 per share, compared to a net loss of $1.0 million, or $(0.02) per share for the nine months ended September 30, 2019.

The net interest margin decreased by 47 basis points to 2.35% for the three months ended September 30, 2020 compared to 2.82% for the three months ended September 30, 2019. The decline in the margin was driven by the impact of the PPP loans that were added to the balance sheet during the second quarter of 2020, along with the lower interest rate environment as a result of rate reductions by the Federal Reserve Bank during the first quarter. Excluding the impact of the PPP loan program the net interest margin would have been 2.41% for the three months ended September 30, 2020.

During the first quarter we entered into a branding agreement with Visa to convert all ATM and debit cards to Visa cards which will provide a number of opportunities to enhance revenue growth in the coming years. In the second quarter we entered into another agreement with Visa to handle the processing of all ATM and debit card transactions. This agreement is expected to reduce the cost associated with the processing of these transactions. Conversion to the Visa platform is currently in process.

The Company’s residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Loan production during the first nine months of 2020 was strong despite the impact of the COVID-19 pandemic and the pipeline for the remainder of the year looks equally as promising. The Oak Mortgage team has originated more than $600 million in mortgage loans over the last twelve months.

The Company’s Total Risk-Based Capital ratio was 13.98% and Tier I Leverage Ratio was 8.81% at September 30, 2020.

Book value per common share increased to $4.33 as of September 30, 2020 compared to $4.26 as of September 30, 2019.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	09/30/20	06/30/20	% Change	09/30/19	% Change
Net Interest Income	$22,930	$22,427	2%	$19,382	18%
Non-interest Income	10,031	8,424	19%	6,554	53%
Total Revenue	32,961	30,851	7%	25,936	27%
Provision for Loan Losses	850	1,000	(15%)	450	89%
Other Non-interest Expense	28,569	26,664	7%	27,824	3%
Income (Loss) Before Goodwill Impairment	3,542	3,187	11%	(2,338)	251%
Goodwill Impairment	5,011	-	100%	-	100%
Income (Loss) Before Taxes	(1,469)	3,187	(146%)	(2,338)	37%
Provision (Benefit) for Taxes	(503)	675	(175%)	(516)	3%
Net Income (Loss)	(966)	2,512	(138%)	(1,822)	47%
Net Income (Loss) per share	$(0.02)	$0.04	(150%)	$(0.03)	33%

	Nine Months Ended
	09/30/20	09/30/19	% Change
Net Interest Income	$66,111	$57,893	14%
Non-Interest Income	25,000	18,525	35%
Total Revenue	91,111	76,418	19%
Provision for Loan Losses	2,800	750	273%
Other Non-interest Expense	82,505	77,002	7%
Income (Loss) Before Goodwill Impairment	5,806	(1,334)	535%
Goodwill Impairment	5,011	-	100%
Income (Loss) Before Taxes	795	(1,334)	160%
Provision (Benefit) for Taxes	(158)	(319)	50%
Net Income (Loss)	953	(1,015)	194%
Net Income (Loss) per Share	$0.02	$(0.02)	200%

The Company reported a net loss of $1.0 million, or $(0.02) per share, for the three month period ended September 30, 2020, compared to net income of $2.5 million, or $0.04 per share for the three month period ended June 30, 2020 and a net loss of $1.8 million, or $(0.03) per share, for the three month period ended September 30, 2019.

Earnings in the third quarter of 2020 were impacted by a goodwill impairment charge of $5.0 million. This impairment charge represents a non-cash accounting transaction which had no impact on liquidity and minimally increased regulatory capital ratios. A prolonged decline in the Company’s stock price, exacerbated by the COVID-19 pandemic and related economic impact led to recognition of the impairment pursuant to management’s completion of a goodwill impairment analysis as of September 30, 2020. This is a complete write-off of all goodwill on the balance sheet at the present time.

The Company continues to demonstrate progress with operating leverage. Total revenue increased by 27% while non-interest expense increased by 3%, excluding goodwill impairment, during the third quarter of 2020 compared to the third quarter of 2019. For the nine month period ended September 30, 2020 total revenue increased by 19% while non-interest expense increased by 7%, excluding goodwill impairment, compared to the nine months ended September 30, 2019.

Interest income increased by $2.4 million, or 9%, to $28.6 million for the quarter ended September 30, 2020 compared to $26.2 million for the quarter ended September 30, 2019. The increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the Company’s “Power of Red is Back” expansion strategy. We also began to amortize the fees associated with the origination of PPP loans during the second quarter which is reported as interest income. $2.3 million in PPP fees were recorded as income during the quarter ended September 30, 2020 with the remaining balance to be recognized over the life of the loans.

Interest expense decreased by $1.2 million, or 18%, to $5.6 million for the quarter ended September 30, 2020 compared to $6.8 million for the quarter ended September 30, 2019. The decrease in interest expense was primarily driven by a reduction in the cost of deposits as a result of the decrease in the Fed Funds rate during the first quarter of 2020.

The net interest margin for the three month period ended September 30, 2020 decreased by 47 basis points to 2.35% compared to 2.82% for the three month period ended September 30, 2019. The interest rate on the loans originated under the PPP loan program is 1.00% which caused a decline in the yield on interest earning assets in the third quarter of 2020. In addition, the rate cuts enacted by the Federal Reserve Bank during the first quarter of 2020 has created a lower interest rate environment. The net interest margin excluding the impact of the PPP loan program would have been 2.41%.

Non-interest income increased by $3.5 million, or 53%, to $10.0 million for the three month period ended September 30, 2020, compared to $6.6 million for the three month period ended September 30, 2019. The increase is attributable to higher mortgage banking income driven by mortgage loan originations, and higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts in addition to the impact of the branding and processing agreements with VISA.

Excluding the goodwill charge, non-interest expense increased by 3%, to $28.6 million during the quarter ended September 30, 2020, compared to $27.8 million during the quarter ended September 30, 2019. The growth in expenses were mainly caused by an increase in occupancy and equipment expenses associated with our growth strategy.

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	09/30/20	09/30/19	% Change	06/30/20	% Change

Demand noninterest-bearing	$1,049,169	$595,869	76%	$1,095,782	(4%)
Demand interest-bearing	1,618,342	1,227,969	32%	1,435,198	13%
Money market and savings	1,034,799	698,991	48%	902,528	15%
Certificates of deposit	203,296	217,203	(6%)	210,446	(3%)
Total deposits	$3,905,606	$2,740,032	43%	$3,643,954	7%

Deposits increased to $3.9 billion at September 30, 2020 compared to $2.7 billion at September 30, 2019. This increase can be attributed to our growth strategy to increase the number of stores and expand the reach of our banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 76%, year over year as a result of the successful execution of our strategy. The increase in demand deposits during the third quarter is also a result of our participation in the PPP loan program. Many of the PPP loans originated were for small businesses that were previously not customers. Many of these small businesses have chosen to move their entire banking relationship to Republic as a result of the outstanding level of service and cooperation they experienced during the PPP loan process. Commercial deposits were 47% of total deposits as of September 30, 2020.

Lending

Loans by type are as follows (dollars in thousands):

Description	09/30/20	% of Total	09/30/19	% of Total	06/30/20	% of Total

Commercial and industrial	$228,145	9%	$187,837	12%	$224,504	9%
Owner occupied real estate	427,026	16%	397,843	26%	434,422	17%
Commercial real estate	676,460	26%	570,327	36%	664,605	26%
Construction and land development	164,671	6%	109,582	7%	150,157	6%
Residential mortgage	365,279	14%	205,498	13%	313,287	12%
Paycheck protection program (net)	667,842	25%	-	-%	653,593	26%
Consumer and other	99,975	4%	98,293	6%	101,680	4%
Gross loans	$2,629,398	100%	$1,569,380	100%	$2,542,248	100%

Gross loans increased by $1.1 billion, or 68%, to $2.6 billion at September 30, 2020 compared to $1.6 billion at September 30, 2019. The most significant increase was driven by the loans originated through the PPP loan program during the second quarter of 2020. In addition, we continue to see results from the continued success with the relationship banking model which has driven a steady flow in quality loan demand over the last twelve months. Excluding the addition of the PPP loans in 2020, loans still grew $393 million, or 25%, when compared to the balance as of September 30, 2019. We experienced strong growth across all loan categories.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	09/30/20	06/30/20	09/30/19

Non-performing assets / capital and reserves	4%	5%	7%
Non-performing assets / total assets	0.27%	0.31%	0.61%
Quarterly net loan charge-offs / average loans	0.01%	0.03%	0.01%
Allowance for loan losses / gross loans	0.45%	0.43%	0.54%
Allowance for loan losses / non-performing loans	95%	87%	70%

The percentage of non-performing assets to total assets decreased to 0.27% at September 30, 2020, compared to 0.61% at September 30, 2019. The ratio of non-performing assets to capital and reserves decreased to 4% at September 30, 2020 compared to 7% at September 30, 2019 primarily as a result of decreases in non-performing assets and increases in capital and reserves over the last 12 months.

Capital

The Company’s capital ratios at September 30, 2020 were as follows:

	Actual 09/30/20 Bancorp	Actual 09/30/20 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	8.81%	7.98%	5.00%
Common Equity Ratio	10.89%	12.21%	6.50%
Tier 1 Risk Based Capital	13.46%	12.21%	8.00%
Total Risk Based Capital	13.98%	12.72%	10.00%
Tangible Common Equity	5.13%	5.68%	n/a

Total shareholders’ equity increased to $303 million at September 30, 2020 compared to $251 million at September 30, 2019. The increase was primarily driven by a capital raise during the third quarter of 2020. The Company issued $50 million of noncumulative perpetual preferred stock in August 2020. The preferred stock has a dividend of 7.00% payable on a quarterly basis and is convertible into shares of common stock at a price of $3.00 per share. Book value per common share increased to $4.33 at September 30, 2020 compared to $4.26 per share at September 30, 2019.

Non-GAAP Financial Measures

In addition to evaluating the Company’s financial results of operations in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management periodically supplements its evaluation with an analysis of certain non-GAAP financial measures that are intended to provide the reader with additional perspectives on operating results, financial conditions, and performance trends, while facilitating comparisons with the performance of other financial institutions. Non-GAAP financial measures are not a substitute for GAAP measures, rather, they should be read and used in conjunction with the Company’s GAAP financial information.

The Company believes that disclosing non-GAAP financial measures is both useful internally and is expected by our investors and analysts in order to better understand the overall performance of the Company. Other companies may calculate and define their non-GAAP financial measures and supplemental data differently. A reconciliation of GAAP financial measures to non-GAAP measures and other performance ratios, as adjusted, are included in a table following the financial schedules included with this press release.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	October 29, 2020
Time:	12:15pm (EDT)
From the U.S. dial:	(888) 466-9845 [US Toll Free] or
(847) 619-6751 [US Toll]
Participant Pin:	5572 934#

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-one stores located in Greater Philadelphia, Southern New Jersey and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; the effects of health emergencies, including the spread of infectious diseases and pandemics; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2019, the Form 10-Q for the quarter ended June 30, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,	September 30,
(dollars in thousands, except per share amounts)	2020	2020	2019

ASSETS
Cash and due from banks	$43,689	$36,786	$57,562
Interest-bearing deposits and federal funds sold	874,472	654,458	143,915
Total cash and cash equivalents	918,161	691,244	201,477

Securities - Available for sale	440,655	382,221	379,962
Securities - Held to maturity	688,939	556,159	687,425
Restricted stock	3,789	3,789	2,371
Total investment securities	1,133,383	942,169	1,069,758

Loans held for sale	42,549	26,126	21,210

Loans receivable	2,629,398	2,542,248	1,569,380
Allowance for loan losses	(11,851)	(11,040)	(8,467)
Net loans	2,617,547	2,531,208	1,560,913

Premises and equipment	124,034	121,149	111,573
Other real estate owned	1,113	1,144	6,653
Other assets	121,969	121,603	114,337

Total Assets	$4,958,756	$4,434,643	$3,085,921

LIABILITIES
Non-interest bearing deposits	$1,049,169	$1,095,782	$595,869
Interest bearing deposits	2,856,437	2,548,172	2,144,163
Total deposits	3,905,606	3,643,954	2,740,032

Short-term borrowings	646,267	438,478	-
Subordinated debt	11,270	11,268	11,263
Other liabilities	92,675	85,765	83,783

Total Liabilities	4,655,818	4,179,465	2,835,078

SHAREHOLDERS' EQUITY
Preferred stock - $0.01 par value	20	-	-
Common stock - $0.01 par value	594	594	594
Additional paid-in capital	321,915	273,118	271,412
Accumulated deficit	(11,263)	(10,297)	(9,731)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(4,420)	(4,329)	(7,524)

Total Shareholders' Equity	302,938	255,178	250,843

Total Liabilities and Shareholders' Equity	$4,958,756	$4,434,643	$3,085,921

Republic First Bancorp, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	June 30,	September 30,	September 30,
(in thousands, except per share amounts)	2020	2020	2019	2020	2019

INTEREST INCOME
Interest and fees on loans	$24,683	$22,737	$18,707	$67,593	$55,076
Interest and dividends on investment securities	3,778	5,072	6,724	15,671	21,265
Interest on other interest earning assets	99	50	777	438	1,631
Total interest income	28,560	27,859	26,208	83,702	77,972

INTEREST EXPENSE
Interest on deposits	5,553	5,320	6,689	17,298	19,398
Interest on borrowed funds	77	112	137	293	681
Total interest expense	5,630	5,432	6,826	17,591	20,079

Net interest income	22,930	22,427	19,382	66,111	57,893
Provision for loan losses	850	1,000	450	2,800	750

Net interest income after provision for loan losses	22,080	21,427	18,932	63,311	57,143

NON-INTEREST INCOME
Service fees on deposit accounts	2,134	2,328	1,990	6,166	5,450
Mortgage banking income	4,962	3,389	2,797	10,809	8,048
Gain on sale of SBA loans	649	269	944	1,567	2,593
Gain on sale of investment securities	279	1,640	520	2,760	1,103
Other non-interest income	2,007	798	303	3,698	1,331
Total non-interest income	10,031	8,424	6,554	25,000	18,525

NON-INTEREST EXPENSE
Salaries and employee benefits	14,596	13,177	14,314	41,154	40,378
Occupancy and equipment	5,524	5,554	4,734	16,375	12,970
Legal and professional fees	940	1,009	1,123	2,879	2,888
Foreclosed real estate	80	75	799	437	1,653
Regulatory assessments and related fees	625	675	62	1,930	904
Goodwill impairment	5,011	-	-	5,011	-
Other operating expenses	6,804	6,174	6,792	19,730	18,209
Total non-interest expense	33,580	26,664	27,824	87,516	77,002

Income (loss) before provision (benefit) for income taxes	(1,469)	3,187	(2,338)	795	(1,334)

Provision (benefit) for income taxes	(503)	675	(516)	(158)	(319)

Net income (loss)	$(966)	$2,512	$(1,822)	$953	$(1,015)

Net Income (Loss) per Common Share
Basic	$(0.02)	$0.04	$(0.03)	$0.02	$(0.02)
Diluted	$(0.02)	$0.04	$(0.03)	$0.02	$(0.02)

Average Common Shares Outstanding
Basic	58,853	58,851	58,843	58,851	58,830
Diluted	64,432	58,883	59,207	60,751	59,416

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	September 30, 2020			June 30, 2020			September 30, 2019

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$383,632	$99	0.10%	$198,345	$50	0.10%	$146,446	$777	2.10%
Securities	908,166	3,784	1.67%	1,033,560	5,077	1.96%	1,055,154	6,743	2.56%
Loans receivable	2,617,981	24,829	3.77%	2,335,500	22,884	3.94%	1,540,834	18,816	4.84%
Total interest-earning assets	3,909,779	28,712	2.92%	3,567,405	28,011	3.16%	2,742,434	26,336	3.81%

Other assets	269,071			266,178			247,682

Total assets	$4,178,850			$3,833,583			$2,990,116

Interest-bearing liabilities:

Demand non interest-bearing	$1,043,116			$984,771			$563,691
Demand interest-bearing	1,541,837	3,056	0.79%	1,397,790	2,856	0.82%	1,168,404	3,752	1.27%
Money market & savings	980,979	1,613	0.65%	858,782	1,431	0.67%	702,547	1,814	1.02%
Time deposits	217,554	884	1.62%	208,838	1,033	1.99%	208,624	1,123	2.14%
Total deposits	3,783,486	5,553	0.58%	3,450,181	5,320	0.62%	2,643,266	6,689	1.00%

Total interest-bearing deposits	2,740,370	5,553	0.81%	2,465,410	5,320	0.87%	2,079,575	6,689	1.28%

Other borrowings	32,343	77	0.95%	45,474	112	0.99%	14,037	137	3.87%

Total interest-bearing liabilities	2,772,713	5,630	0.81%	2,510,884	5,432	0.87%	2,093,612	6,826	1.29%
Total deposits and other borrowings	3,815,829	5,630	0.59%	3,495,655	5,432	0.62%	2,657,303	6,826	1.02%

Non interest-bearing liabilities	88,773			83,884			81,872
Shareholders' equity	274,248			254,044			250,941
Total liabilities and
shareholders' equity	$4,178,850			$3,833,583			$2,990,116

Net interest income		$23,082			$22,579			$19,510
Net interest spread			2.11%			2.29%			2.52%

Net interest margin			2.35%			2.55%			2.82%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the nine months ended			For the nine months ended
(dollars in thousands)	September 30, 2020			September 30, 2019

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$221,698	$438	0.26%	$96,245	$1,631	2.27%
Securities	1,032,289	15,687	2.03%	1,069,304	21,347	2.66%
Loans receivable	2,255,283	68,032	4.03%	1,506,482	55,408	4.92%
Total interest-earning assets	3,509,270	84,157	3.20%	2,672,031	78,386	3.92%

Other assets	265,484			218,947

Total assets	$3,774,754			$2,890,978

Interest-bearing liabilities:

Demand non interest-bearing	$891,385			$533,922
Demand interest-bearing	1,426,181	9,333	0.87%	1,142,515	11,896	1.39%
Money market & savings	864,517	4,827	0.75%	691,876	4,894	0.95%
Time deposits	217,526	3,138	1.93%	179,936	2,608	1.94%
Total deposits	3,399,609	17,298	0.68%	2,548,249	19,398	1.02%

Total interest-bearing deposits	2,508,224	17,298	0.92%	2,014,327	19,398	1.29%

Other borrowings	29,932	293	1.31%	26,836	681	3.39%

Total interest-bearing liabilities	2,538,156	17,591	0.93%	2,041,163	20,079	1.32%
Total deposits and other borrowings	3,429,541	17,591	0.69%	2,575,085	20,079	1.04%

Non interest-bearing liabilities	85,841			67,182
Shareholders' equity	259,372			248,711
Total liabilities and shareholders' equity	$3,774,754			$2,890,978

Net interest income		$66,566			$58,307
Net interest spread			2.27%			2.60%

Net interest margin			2.53%			2.92%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

				Year
	Three months ended			ended	Nine months ended
	September 30,	June 30,	September 30,	Dec 31	September 30,	September 30,
(dollars in thousands)	2020	2020	2019	2019	2020	2019

Balance at beginning of period	$11,040	$10,217	$8,056	$8,615	$9,266	$8,615

Provision charged to operating expense	850	1,000	450	1,905	2,800	750
	11,890	11,217	8,506	10,520	12,066	9,365

Recoveries on loans charged-off:
Commercial	10	14	59	219	41	214
Consumer	3	1	3	9	10	7
Total recoveries	13	15	62	228	51	221

Loans charged-off:
Commercial	(50)	(149)	(72)	(1,356)	(199)	(1,002)
Consumer	(2)	(43)	(29)	(126)	(67)	(117)

Total charged-off	(52)	(192)	(101)	(1,482)	(266)	(1,119)

Net (charge-offs) recoveries	(39)	(177)	(39)	(1,254)	(215)	(898)

Balance at end of period	$11,851	$11,040	$8,467	$9,266	$11,851	$8,467

Net (charge-offs) recoveries as a percentage of average loans outstanding	0.01%	0.03%	0.01%	0.08%	0.01%	0.08%

Allowance for loan losses as a percentage of period-end loans	0.45%	0.43%	0.54%	0.53%	0.45%	0.54%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2020	2020	2020	2019	2019

Non-accrual loans:
Commercial real estate	$10,641	$10,747	$12,060	$10,569	$10,180
Consumer and other	1,808	1,970	2,125	1,844	1,743
Total non-accrual loans	12,449	12,717	14,185	12,413	11,923

Loans past due 90 days or more and still accruing	-	-	-	-	129

Total non-performing loans	12,449	12,717	14,185	12,413	12,052

Other real estate owned	1,113	1,144	1,144	1,730	6,653

Total non-performing assets	$13,562	$13,861	$15,329	$14,143	$18,705

Non-performing loans to total loans	0.47%	0.50%	0.75%	0.71%	0.77%

Non-performing assets to total assets	0.27%	0.31%	0.46%	0.42%	0.61%

Non-performing loan coverage	95.20%	86.81%	72.03%	74.65%	70.25%

Allowance for loan losses as a percentage of total period-end loans	0.45%	0.43%	0.54%	0.53%	0.54%

Non-performing assets / capital plus allowance for loan losses	4.31%	5.21%	5.84%	5.47%	7.21%

Republic First Bancorp, Inc.
Non-GAAP to GAAP Reconciliation and Calculation of Non-GAAP Performance Measures

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	June 30,	September 30,	September 30,
(in thousands, except per share amounts)	2020	2020	2019	2020	2019

Non-interest Expense	$33,580	$26,664	$27,824	$87,516	$77,002
Less: Goodwill Impairment	(5,011)	-	-	(5,011)	-
Adjusted Non-interest Expense	28,569	26,664	27,824	82,505	77,002

Net Income	(966)	2,512	(1,822)	953	(1,015)
Plus: Goodwill Impairment	5,011	-	-	5,011	-
Less: Tax Effect of Goodwill Impairment	(1,271)	-	-	(1,271)	-
Adjusted Net Income	2,774	2,512	(1,822)	4,693	(1,015)

Average Common Shares Outstanding
Basic	58,853	58,851	58,843	58,851	58,830
Diluted	64,432	58,883	59,207	60,751	59,416

Net Income (Loss) per Common Share
Basic	$0.05	$0.04	$(0.03)	$0.08	$(0.02)
Diluted	$0.04	$0.04	$(0.03)	$0.08	$(0.02)